Exhibit 99.5
Telephone: (609)228-8202 Facsimile: (609)228-8220
PERSONAL & CONFIDENTIAL
March      , 2009
David C. McDowell
858 Seamist Court
Victoria, B.C. V8Y 2R5
Dear David,
Re: Revised Terms of Employment
This letter (“Letter Agreement”) sets out the amendments we agreed to make to the terms of your employment with NUCRYST Pharmaceuticals Corp. (“NUCRYST”) that were set forth in our Revised Offer of Employment dated June 15, 2005 and accepted by you on June 19, 2005, as previously amended by letter agreement dated November 16, 2007 (“Amending Letter”), as subsequently amended (collectively, the “Terms of Employment”).
Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such term in the Terms of Employment.
Effective as of the date of this Letter Agreement (the “Effective Date”), in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby irrevocably acknowledged), we agree to amend the Terms of Employment as follows:
1.     Retention Period Bonus.  If you are employed by NUCRYST on December 31, 2009, you shall be entitled to receive a retention bonus in the amount of One Hundred Thousand Dollars ($100,000) (the “Retention Bonus”), to be paid in a lump sum on the next regular pay date after December 31, 2009.
2.     Severance.  Section 3 of the Amending Letter shall be deleted in its entirety and replaced with the following:
3.     Termination Without Cause.  If your employment is terminated by NUCRYST for any reason other than Cause, or your death or disability, NUCRYST shall pay to you:
(a)	severance in an amount equal to 12 months of your Base Salary at the rate in effect on the date of termination (“Termination Date”);

(b)	an amount equal to the product obtained by multiplying (A) your target incentive Annual Award for the year of termination under the NUCRYST Employee Incentive Program (which target Annual Award shall, for this purpose, be deemed to be no less than 40% of your annualized Base Salary), times (B) a fraction, the numerator of which is the number of days you were employed hereunder during the year of termination, and the denominator of which is 365; and

(c)	any Annual Award under the NUCRYST Employee Incentive Program earned during the year prior to the year of termination that has not yet been paid as of the Termination Date;

in a lump sum, less applicable taxes and withholdings, within 7 days following the date upon which you provide to NUCRYST an executed irrevocable general release in a form satisfactory to

NUCRYST acting reasonably. For the purposes of this Letter Agreement, “Cause” includes but is not limited to: a determination by the President of NUCRYST, acting reasonably, that any of the following events has occurred: (i) any willful and continued failure on your part to faithfully and professionally perform your duties with NUCRYST; (ii) any material breach or violation by you of any policy, standard or regulation of NUCRYST; (iii) any dishonest, unethical, fraudulent, or illegal conduct by you involving the property or affairs or NUCRYST or the carrying out or your duties or which, in the reasonable opinion of the President of NUCRYST is injurious to NUCRYST or its affiliates or your ability to perform your duties; (iv) your conviction of a crime or if you enter a plea of “guilty” to a criminal offense which, in the reasonable opinion of the President of NUCRYST, is injurious to NUCRYST or its affiliates or your ability to perform your duties; or (v) any material breach by you of any other written agreement between NUCRYST and you including, without limitation, the confidentiality agreement you entered into with NUCRYST.
3.     Termination Without Cause during the Retention Period.  If, during the period commencing on the Effective Date and ending on December 31, 2009, you are terminated without Cause as described in Section 3 of the Amending Letter then, you shall be entitled to receive payment of the Retention Bonus in addition to the severance benefits separately provided and described in Section 3 of the Amending Letter. The Retention Bonus shall be paid in a lump sum, less applicable taxes and withholdings, at the same time as the severance benefits.
4.     No Other Payments and Continuing Obligations.  Other than set out herein and in the Indemnity Agreement between you and NUCRYST dated December 21, 2005, the Terms of Employment, and any entitlements you may have, if any, under the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended, the payments referred to in herein constitute your complete entitlement and NUCRYST’s complete obligation to you whatsoever with respect to the cessation of your employment, whether at common law, statute or otherwise. Upon any termination of your employment or the Terms of Employment, you agree and acknowledge that you will abide by the provisions of the Confidentiality Agreement in accordance with its terms. In addition, upon any termination of your employment or the Terms of Employment, you covenant and agree to (a) return all property of NUCRYST which is in your possession or under your control; (b) provide reasonable assistance at a reasonable cost to NUCRYST in connection with any business matters in which you were engaged during your employment.
5.     Severability.  Any term or provision of this Letter Agreement which is held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction.
6.     Enurement.  This Letter Agreement shall be binding upon and enure to the benefit of your heirs, administrators, executors and legal representatives and shall be binding upon and enure to the benefit of NUCRYST and its subsidiaries. You shall not assign any of your rights and/or obligations under this Letter Agreement.
7.     Waiver.  A waiver by either party of any of the terms or conditions of this Letter Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.
8.     Entire Agreement.  Except as amended herein, all other Terms of Employment shall continue in full force and effect including, without limitation, the Indemnity Agreement and the employee confidentiality agreement signed by you in favour of NUCRYST.
9.     Modification.  This Letter Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by both parties.
10.     Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta. Both parties hereby submit to the exclusive jurisdiction of the Courts of the Province of Alberta.
11.     Independent Legal Advice.  You declare and represent that you have carefully read and fully understand the terms and provisions of this Letter Agreement, that you have been given the opportunity to obtain independent legal advice about it by a lawyer of your own choosing, and that you knowingly and voluntarily accept the terms of this Letter Agreement.
This Letter Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other party. Any party sending a facsimile transmission as herein provided shall promptly forward an originally executed copy of the Letter Agreement by delivery to the other party.
If you accept the terms of this Letter Agreement, please execute the duplicate copy of this Letter Agreement and deliver it back to me.
Sincerely,
NUCRYST Pharmaceuticals Corp.

Per:
David B. Holtz
Interim President & CEO Chief Financial Officer

The foregoing is hereby agreed to this       day of March, 2009.

DAVID C. MCDOWELL

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